Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Ispire Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Equity	Common stock, par value $0.0001 per share	Rule 457(c)	1,117,420	(1)	$9.23	(2)	$10,313,786.60	$0.00014760	$1,522.32
Equity	Common stock’ par value $0.0001 per share (3)	Rule 457(g)	62,100		9.23	(3)	573,183	0.00014760	84.60
Total Offering Amounts							$10,886,969.60		$1,606.92
Total Fees Previously Paid									-
Total Fee Offsets									-
Net Fee Due									$1,606.92

(1)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high price ($9.29) and low price ($9.16) for the common stock of the Registrant as reported on The Nasdaq Capital Market on August 2, 2023, which date is within five business days prior to the initial filing of this Registration Statement.

(3)	Represents shares of the common stock issuable upon exercise of warrants issued to the representative of the underwriters in the Company’s initial public offering, and the fee is based on the offering price of securities of the same class included in the registration statement, which is the price determined pursuant to Rule 457(c).